SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report (Date of earliest
                                event reported):

                                  July 29, 2002

                               Aphton Corporation
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             (Exact name of registrant as specified in its charter)



          Delaware                       0-19122               95-3640931
----------------------------   -----------------------   ----------------------
State or Other Jurisdiction    (Commission File Number)    (I.R.S. Employer
   of Incorporation)                                      Identification Number)

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              80 SW Eighth Street, Suite 2160, Miami, Florida 33130
               (Address of principal executive offices) (zip code)

                                 (305) 374-7338
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              (Registrant's telephone number, including area code)


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          (Former name or former address, if changed since last report)



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Item 9.  Regulation FD Disclosure

     In its S-3 filing of July 8, 2002, Aphton Corporation noted that it has concluded a phase II clinical trial with G17DT which showed, among other findings, the reduction of post-prandial (post-meal) levels of gastrin to pre-meal levels of gastrin, in patients immunized with G17DT. Furthermore, for patients also treated with the proton-pump inhibitor (PPI) drug omeprazole, we showed the reduction of the many-fold increase in gastrin levels induced by omeprazole, a condition known as hypergastrinemia, to pre-meal levels of gastrin.

     We have been preparing to file an Investigational New Drug (IND) application to examine, among other endpoints, whether G17DT may be efficacious in providing symptomatic relief to patients suffering from gastroesophageal reflux disease (or GERD). The preparation of an IND for a drug that could be administered to millions of patients each year entails resources and effort which Aphton has made in recent months and is now completing. Aphton expects to file an IND for GERD in the United States and Europe in the coming weeks.

     Gastroesophageal reflux disease is a clinical disorder characterized by the retrograde flow of gastric contents across an incompetent gastroesophageal junction into the esophagus. The most common symptom of GERD is heartburn. GERD is the most common gastrointestinal pathology. In the United States alone, industry sources have estimated that 21 million people, or over 7% of the population, suffer from GERD. About 40% of the adults in the USA experience GERD at least once a month (most frequently heartburn). In the EU, the incidence of GERD is comparable to that in the USA. In Asia, in particular in Japan, the prevalence of GERD is approaching that of Western nations.

     The most commonly used therapies for the treatment of GERD are based on reducing acid secretion, thereby reducing the damaging effect of the gastroesophageal refluxate. PPIs such as Prilosec and Prevacid are among the most widely used drugs. Industry sources have estimated that the worldwide market for medications to treat for GERD was approximately $ 14 billion in 2001. Episodes of GERD occur most frequently after a meal and are associated with postprandial acid secretion. While some patients have excess acid production, it is not the quantity of acid produced but rather the quantity that reaches the esophageal mucosa and frequency with which that occurs that result in damage and symptoms. PPIs, while generally effective, treat the symptoms of GERD, not the underlying physiological mechanisms. The fundamental underlying mechanism of GERD is now widely accepted to be Transient Lower Esophageal Sphincter
Relaxations (TLESRs) occurring in conjunction with acid reflux. PPIs do not address TLESRs, the neuromuscular component of GERD. As a result, PPIs do not provide complete efficacy, as approximately 40% to 50% of the patients do not achieve symptomatic relief, which is the principal reason for their seeking medical help. Further, relapses often occur, especially due to lack of patient compliance with the therapy by those who do feel relief. GERD is a symptom-driven disorder.

     Human data has been obtained that postprandial levels of gastrin 17 provoke approximately a three hundred percent increase in episodes of TLESRs occurring in conjunction with gastroesophageal reflux (GER). Given gastrin 17's effect of increased episodes of TLESRs with GER, Aphton believes that a reduction of gastrin 17 should also lead to a reduction of these episodes, in particular postprandially (i.e., following a meal); thereby the fundamental cause of


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GERD symptoms and the ensuing acid (and bile) increase should be reduced, rather than the acid only, as in the case of PPIs .

     Based  on  this  dual  mechanism  of  action,   Aphton  believes  that  its
anti-gastrin immunotherapy should be effective in treatment of GERD, either as a stand-alone product or in conjunction with PPIs.

     In this connection, Aphton notes that in his recent testimony before the FDA's Advisory Board on Gastrointestinal Drugs, its Chairman, Dr. M. Michael Wolfe, Professor of Medicine at Boston University School of Medicine and Chief of the Section of Gastroenterology at Boston University, noted that "...the fastest growing cancer is adenocarcinoma of the esophagus, and it's precursor,
Barrett's Esophagus...." He concluded, based in part on the studies he presented showing the presence of functional gastrin receptors in esophageal adenocarcinomas: "...this raises the possibility hypergastrinemia associated with proton pump inhibitor therapy may stimulate the proliferation of preexisting esophageal adenocarcinoma...."

     In light of this information, Aphton believes that there is a pressing need in the treatment of GERD patients for its anti-gastrin immunotherapy, either alone or in conjunction with PPIs.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    APHTON CORPORATION
                                    (Registrant)

                                    By:/s/ Philip C. Gevas
                                       -----------------------------------------
                                       Name:  Philip C. Gevas
                                       Title: Chairman of the Board,
                                              Chief Executive Officer and
                                              President


Dated: July 29, 2002







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